EXHIBIT 15.01
February 8, 2008
Flextronics International Ltd.
One Marina Boulevard, #28-00
Singapore 018989
We have reviewed, in accordance with standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Flextronics International Ltd. and subsidiaries for the periods ended December 31, 2007 and December 31, 2006, as indicated in our report dated February 8, 2008, which report includes an explanatory paragraph relating to the Company’s acquisition of Solectron Corporation on October 1, 2007; because we did not perform an audit, we expressed no opinion on that information.
We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended December 31, 2007 is incorporated by reference in Registration Statement Nos. 333-46166, 333-55528, 333-55850, 333-57680, 333-60270, 333-69452, 333-75526, 333-101327, 333-103189, 333-110430, 333-119387, 333-120056, 333-121302, 333-126419, 333-143331, 333-143330, 333-146549, and 333-146548 on Form S-8 and Nos. 333-41646, 333-46200, 333-46770, 333-55530, 333-56230, 333-60968, 333-68238, 333-70492, 333-89944, 333-109542, 333-114970, 333-118499, 333-120291, 333-121814, and 333-130253 on Form S-3.
We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.
San Jose, California